EXHIBIT 10.1

Amended and Restated Liquidation Manager Agreement

    This AMENDED AND RESTATED LIQUIDATION MANAGER AGREEMENT ("Agreement") is made and entered into effective the 10th day of April, 2013, but this Agreement shall not be effective until the day following the Dissolution Effective Date as defined below (the "Effective Date"), by and between Richard E. Stoddard ("Liquidation Manager") and Kaiser Ventures, LLC (the "Company").  Liquidation Manager and the Company are sometimes collectively referred to herein as the "Parties" or individually as a "Party."

Recitals

    A.   On January 15, 2013, the Board of Managers of the Company approved a Plan of Dissolution and Liquidation for the Company and a Second Amended and Restated Operating Agreement for the Company.  Such Plan of Dissolution and Second Amended and Restated Operating Agreement were amended following comments received from the U.S. Securities and Exchange Commission, and were re-approved by the Board of Managers on April 10, 2013, (as so amended, the "Plan of Dissolution" and the "New Operating Agreement".

    B.   The Plan of Dissolution and the New Operating Agreement will be submitted to the Company's members in 2013 for approval and if the Company's Class A members approve the Plan and New Operating Agreement, the date of such approval shall be the effective date of the dissolution of the Company (the "Dissolution Effective Date").

    C.   Pursuant to the Plan of Dissolution and the New Operating Agreement, the Company's Board of Managers will consist of one member.

    D.   The Company entered into that certain Liquidation Manager Agreement with the Liquidation Manager dated January 15, 2013, with an effective date the day following the Dissolution Effective Date (the "Original Liquidation Manager Agreement") in order to appoint the Liquidation Manager to serve as the sole member of the Board of Managers and to perform the duties and to have the responsibilities set forth in the Plan of Dissolution and the New Operating Agreement.

    E.   The Parties have reached an agreement on a revised compensation structure for the Liquidation Manager with the goals of incentivizing the Liquidation Manager to complete a transaction for the disposition of the Eagle Mountain Assets on such terms and conditions as are in the best interests of the Company and its members as soon as reasonably possible, make distributions to the Company’s members and to complete the final dissolution of the Company.

    F.   The Parties desire to amend and restate the Original Liquidation Manager Agreement in its entirety as provided herein.

    NOW, THEREFORE, for and in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    1.   Definitions.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the New Operating Agreement as it may be further amended, modified or supplemented from time to time.

    2.   Acceptance.  As of the Effective Date Liquidation Manager (i) accepts his appointment  and agrees to serve as the sole manager of the Company; and (ii) agrees to observe and perform all duties and obligations imposed upon the Liquidation Manager under this Agreement, the Plan of Dissolution, and the New Operating Agreement (collectively, the "Governing Documents").  Liquidation Manager will be performing the services described in the Governing Documents as an independent contractor and not as an employee of the Company.  Liquidation Manager may use the title "Liquidation Manager" or the title "Managing Liquidation Director" in his dealings with third parties on behalf of the Company.

    3.   Compliance with Plan of Dissolution and New Operating Agreement.  The Liquidation Manager agrees to carry out, observe and perform all duties and obligations imposed by the Governing Documents and applicable law, including with respect to the payment of Distributions, approved Claims and other payments in accordance with the terms of the Governing Documents.  Other than the duties and obligations of the Liquidation Manager set forth in the Governing Documents and imposed by applicable law, the Liquidation Manager shall have no other duties or obligations of any kind to the Company, its members or its creditors.

    4.   Powers and Rights of the Liquidation Manager.  As of the Effective Date, the Liquidation Manager shall have all of the powers and rights conferred upon the Liquidation Manager by the Governing Documents.  These powers and rights include, but are not limited to, for and on behalf of the Company:  (i) to identify, settle, compromise, litigate, establish reserves or otherwise resolve any disputed Claims; (ii) to sell, abandon, liquidate and otherwise convert to cash, any non-cash Assets (including the receipt of installment, deferred, loan or royalty payments) expeditiously and in such manner as he believes to be in the best interests of the Company; (iii) to employ or engage such personnel, consultants and professionals as may be reasonably necessary or appropriate to assist in the implementation of the dissolution, liquidation and winding up of the Company; and (iv) to exercise all other powers and rights provided in the Governing Documents and as provided by applicable law.

    5.   Distributions, Claims and other Payments Payable Out of Assets and Limitation on the Liquidation Manager's Personal Liability.  Distributions, Claims and Payments are solely payable out of the Assets of the Company.  The Liquidation Manager shall have no personal liability for Distributions, Claims and other payments that are to be made under the Governing Documents.

    6.   Compensation of Liquidation Manager.  The Liquidation Manager shall be paid for all of his consulting services to the Company and its Affiliates in accordance with this Section 6:

       a.   Consulting Fee.  Commencing the first day of the month following the Effective Date, the Liquidation Manager shall be paid a consulting fee of $23,000 per month (payable in arrears) through April 30, 2014, for all of his services to the Company and its Affiliates and beginning May 1, 2014, such monthly consulting fee shall be reduced to $17,500 per month. The Liquidation Manager's monthly fixed consulting fee shall terminate on June 30, 2014, (the "Monthly Fee Termination Date") but the Monthly Fee Termination Date may be extended by the Member Representative at the request of the Liquidation Manager up to a date no later than December 31, 2014, if the Member Representative reasonably concludes that (i) a sale of all material Eagle Mountain Assets has not occurred on or prior to June 30, 2014, and the sale of the remaining material Eagle Mountain Assets is reasonably likely to occur on or before December 31, 2014; or (ii) there are material uncertainties with regard to the final liquidation of the Company such as the final resolution of all Claims.  These monthly consulting fee payments are to be offset against the incentive compensation described below.

       b.   Incentive  Compensation.  The Liquidation Manager shall be entitled to receive incentive payments equal to five percent (5%) of the Gross Collected Proceeds (as defined below) from a transaction (or series of transactions) for the sale or other disposition of the Eagle Mountain Assets (the "Transaction Incentive Fee") less the cumulative amount of the monthly consulting fees paid to the Liquidation Manager as of the date of the receipt of the Gross Collected Proceeds ("Total Possible Incentive Amount") as follows:

         (i)           Closing Bonus.  Sixty percent (60%) of the Total Possible Incentive Amount shall be paid to the Liquidation Manger no later seven (7) days following a closing on the sale or other disposition of any Eagle Mountain Assets or within seven (7) days of the collection of any installment, royalty or other similar deferred payment of the purchase price provided that the Liquidation Manager is the liquidation manger of the Company at the time of the original sale of the particular Eagle Mountain Assets.

         (ii)         Bonus Upon Making Member Distributions.  Thirty percent (30%) of the Total Possible Incentive Amount shall be paid along with the next cash distribution of the Company’s members provided that the Liquidation Manger is the liquidation manager of the Company at the time of the distribution to members; and

         (iii)        Bonus Upon Completion of Dissolution.  Ten percent (10%) of the Total Possible Incentive Amount shall be paid to the Liquidation Manager as of the date of the filing of the Certificate of Cancellation for the Company provided that the Liquidation Manger is the liquidation manager of the Company at the time of the filing of the Certificate of Cancellation.

         (iv)         For purposes of this clause 6.b., the term "Gross Collected Proceeds" means the total cumulative consideration actually received by the Company or its affiliates from the sale of any of the Eagle Mountain Assets (whether in lump sum or in installment, royalty or other deferred payments) after deducting the direct costs of and expenses of the transaction including legal, investment banking and other similar expenses.  Gross Collected Proceeds do not include revenues generated from the Eagle Mountain Assets in the ordinary course of business such as through rock, rock product or metal scrap sales prior to the sale of the Eagle Mountain Assets to a third party.

    To illustrate how this incentive compensation would be applied, assume the first sale of certain of the Eagle Mountain Assets was a cash sale for $10,000,000, there were direct closing costs of $400,000, the Liquidation Manager had been paid a cumulative total monthly consulting fee of $138,000 (6 months at $23,000 per month), and that there was a distribution to members 30 days following the closing of the transaction.  The Gross Collected Proceeds in this example would be $9,600,000 ($10,000,000 less $400,000 in direct closing costs) and the Total Possible Incentive Amount would be $342,000 (Gross Collected Proceeds of $9,600,000 x 5% = $480,000 less the cumulative monthly consulting fee of $138,000 = $342,000).  The closing bonus of sixty percent (60%) of the Total Possible Incentive Amount, or $205,200, would be paid to the Liquidation Manager within seven (7) days of the closing on the sale of those particular Eagle Mountain Assets; the bonus payable upon a distribution to members of thirty percent (30%) of the Total Possible Incentive Amount, or $102,600, would be paid currently with the distribution to members; and the hold back of ten (10%) of the Total Compensation Amount, or $34,200, would not be due and payable to the Liquidation Manager until the filing of the Certificate of Cancellation for the Company.

       c.   Out-of-pocket expenses.  The Liquidation Manger shall be reimbursed for all his reasonable out-of-pocket expenses that he incurs in connection with performing the duties, responsibilities and obligations of the Liquidation Manager under the Governing Documents upon submission of appropriate invoices and supporting documentation.

    7.   Removal of Liquidation Manager.  The Member Representative may remove the Liquidation Manager as provided in the Governing Documents.  In addition, members of the Company owning collectively at least five percent (5%) of the Company may petition the Delaware Chancery Court for the removal of the Liquidation Manager for "cause."  For purposes of this Section 7 and the Governing Documents, "cause" shall be determined by the Member Representative or the Delaware Chancery Court and shall mean.

       a.   A willful material breach by the Liquidation Manager of any provision of the Governing Documents or applicable law;

       b.   Gross negligence or dishonesty in the performance of the Liquidation Manager's duties;

       c.            Engaging in conduct or activities or holding any position that materially conflicts with the interests of the Company, its members or creditors, or materially interferes with the Liquidation Manager's duties and responsibilities to the Company or its Affiliates; or

       d.   An act of fraud, embezzlement or theft in connection with the Liquidation Manager's services for the Company or its Affiliates or the conviction of the Liquidation Manager of any felony.

    Unless the Member Representative or, if applicable, the Chancery Court, orders the immediate removal of the Liquidation Manager for cause, the Liquidation Manager shall continue to serve until a successor Liquidation Manager is appointed as provided in the New Operating Agreement and such appointment becomes effective.

    8.   Resignation of the Liquidation Manager.  The Liquidation Manager may resign upon providing thirty (30) days prior written notice to the Company and the Member Representative.

    9.   Indemnification.  The Company shall continue to indemnify the Liquidation Manger as provided in the New Operating Agreement, to the maximum extent permitted by applicable law, and to the extent provided in that certain Indemnification Agreement between the Liquidation Manager and the Company dated effective July 10, 2001.   These indemnification obligations will survive any termination of this Agreement.

   10.          Termination of this Agreement.  This Agreement shall be effective and commence upon the Effective Date (i.e., the day following the Dissolution Effective Date) and this Agreement shall terminate upon the resignation, death, permanent disability or removal of the Liquidation Manager and upon the later of:

       a.   The filing by the Company of a Certificate of Cancellation with the State of Delaware; or

       b.   Thirty (30) days following a separate entity or entities assuming all the Claims of the Company and all the Assets of the Company have been sold or otherwise transferred and there is no material part of the purchase or transfer price yet to be collected or obtained.

            Notwithstanding the termination of this Agreement, the indemnification obligation of the Company under Section 9 of this Agreement  shall continue in accordance with its terms.

    11.              Miscellaneous

            a.           Assignment.  This Agreement and the rights and obligations of the Liquidation Manager may not be sold, transferred, assigned, pledged or hypothecated by the Liquidation Manager.

            b.           Non-Waiver.  Failure to insist upon strict compliance with any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

            c.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor and assigns.

            d.           No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer on any Person any rights or remedies hereunder as third party beneficiaries or otherwise except for the Affiliates of the Company.

            e.           Headings.  The headings throughout this Agreement are for convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

             f.           Context.  Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

            g.           Notices.  All notices, request, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:  if to the Company, at its principal place of business; and if to the Liquidation Manager, at 5335 East 2nd Avenue, Denver, Colorado 80220.

            h.           Costs.  In any action taken to enforce the provisions of this Agreement, the prevailing Party shall be reimbursed all costs incurred in such legal action including reasonable attorney's fees in such action.

            i.           Severability.  If any provision or clause of this Agreement, as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

             j.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regarding to principles of conflicts of laws thereof.

            k.           Relationship to the Company.  The Liquidation Manager shall be the sole manager of the Company.  The Liquidation Manager shall not for any purpose be considered an employee of the Company.  The Liquidation Manager acknowledges that he will be receiving a 1099 from the Company for the compensation he may be paid under the terms of this Agreement and that the Liquidation Manager shall be fully responsible for all taxes, self-employment payments and other similar items.

    IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Liquidation Manager Agreement to be effective as of the Effective Date as defined above notwithstanding the actual date of signature.

"Liquidation Manager"	"Company"
Richard E. Stoddard	Kaiser Ventures, LLC

/s/ RICHARD E. STODDARD	By:	/s/ TERRY L. COOK
Richard E. Stoddard		Terry L. Cook
Executive Vice President-Administration & General Counsel